Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

JUPITER WELLNESS, INC.,

JUPITER WELLESS INVESTMENTS, INC.,

NEXT FRONTIER PHARMACEUTICALS, INC.,

NEXT FRONTIER HOLDINGS, INC.,

AND

THE SELLERS NAMED HEREIN

DATED AS OF DECEMBER 8, 2021

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Secured Note
Exhibit B	Form of Transition Advisory Agreement
Exhibit C	Form of Assignment of the Shares
Exhibit D Exhibit E	Form of Voting Agreement Stock Purchase Agreement by and between Parent and Management Team (the “SRM Purchase Agreement”)
Exhibit F Exhibit G	Certificate of Designation Stockholders Agreement

SCHEDULES

Schedule A Schedule 1	Defined Terms Selling Stockholders
Schedule 5.1(b)	List of Subsidiaries
Schedule 5.3(d) Schedule 5.5	Company Products Company Capitalization Table
Schedule 5.5(a)	Holders of Shares
Schedule 5.5(d)	Subsidiary Ownership
Schedule 5.7	Certain Changes
Schedule 5.8	Liabilities and Obligations
Schedule 5.9	Contracts
Schedule 5.11	Litigation
Schedule 5.13	Property
Schedule 5.15	Employees and Independent Contractors
Schedule 5.16 Schedule 5.17	Sales and Use Taxes Permitted Liens
Schedule 5.19	Insurance
Schedule 5.20	Licenses
Schedule 5.21	Operational Assets not Owned or Leased
Schedule 5.22	List of Corporate Employees and Employment Contracts
Schedule 5.23(b)	Trademarks, Domain Name Registration and Material Software
Schedule 5.25(a)	List of Employee Benefit Plans
Schedule 5.26	Financial Statements
Schedule 5.27	Accounts Receivable
Schedule 6.4	Parent Stock Capitalization

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 8, 2021, is entered into by and among JUPITER WELLNESS, INC., a Delaware corporation (the “Parent”), JUPITER WELLNESS INVESTMENTS, INC., a Florida corporation (the “Buyer” and, together with the Parent, collectively, the “Buying Parties”), NEXT FRONTIER PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), NEXT FRONTIER HOLDINGS, INC., a Delaware corporation (“NFHI”) and the stockholders listed on Schedule 1 in the ownership amounts and addresses listed therein (the “Individual Stockholders”, and together with NFHI, collectively, the “Sellers”). Each of the parties constituting the Buying Parties and the Sellers are hereinafter referred to individually as a “Party” and, jointly, as the “Parties.”

RECITALS

WHEREAS, the Sellers own all of the issued and outstanding shares of common stock of the Company, on a fully-diluted basis, and wishes to effect the sale of 100% of the Company’s issued and outstanding shares of common stock of the Company on a fully-diluted basis (“the “Shares”);

WHEREAS, in connection with the acquisition of 100% of the Company’s issued and outstanding shares of common stock (“NFP Acquisition”) by the Buyer, and prior to the date hereof, the Sellers and the Company will effectuate an acquisition of the shares or assets of Benuvia Manufacturing, Inc. and Benuvia Therapeutics LLC (collectively, “Benuvia”) pursuant to which, Sellers shall become the sole owner of Benuvia (the “Benuvia Acquisition”);

WHEREAS, in connection with the Transaction, the Buying Parties shall lend the Company Ten Million Dollars and Two Hundred Thousand ($10,200,000) pursuant to a secured lending arrangement (the “Secured Note”), substantially in the form attached hereto as Exhibit A, to be secured by liens on the property, plant and equipment (including fixtures) located at 3950 N. Mays St., Round Rock, Texas 78665, pursuant to the terms and conditions set forth in the Secured Note purchase agreement (the “Secured Note Purchase Agreement”) with the Company;

WHEREAS, in connection with the Transaction, the Parent shall enter into Transition Advisory Agreements (the “Transition Advisory Agreements”), with certain key employees of the Parent, including Brian John, Ryan Allison, Dr. Glynn Wilson and Rich Miller (the “Management Team”);

WHEREAS, Sellers have conditioned their acceptance to enter into the NFP Acquisition by the simultaneous sale of SRM Entertainment LTD, a Hong Kong Special Administrative Region of the People’s Republic of China limited company (“SRM”), a subsidiary of Parent, subject to the approval of the independent members of Parent’s board of directors;

WHEREAS, the Management Team members have offered to acquire SRM from Parent for fair value (the “Proposed SRM Acquisition Offer”, and collectively with the NFP Acquisition, Benuvia Acquisition, Secured Note Purchase Agreement and Transition Advisory Agreements, the “Transactions”); and

WHEREAS, the Parties wish to enter into the Transactions on the terms and subject to the conditions set forth in this Agreement.

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NOW, THEREFORE, in consideration of the promises and of the respective representations, warranties, covenants, agreements and conditions contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby contract and agree as follows:

SECTION 1 DEFINITIONS.

Section 1.1. Definitions. Capitalized terms used in this Agreement but not otherwise defined have the meanings ascribed to such terms in Schedule A. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

(i) The defined terms used in this Agreement shall include the plural as well as the singular.

(ii) All accounting terms not otherwise defined herein have the meanings assigned under GAAP.

(iii) All references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement.

(iv) Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms.

(v) The words “including” and “include” shall be deemed to mean in each instance “including, without limitation,” except as stated otherwise herein.

(vi) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular Article, Section or other subdivision.

SECTION 2 PURCHASE AND SALE.

Section 2.1. Purchase and Sale.

At the Closing (defined below), Sellers shall irrevocably and forever sell, assign, and transfer to Buyer and its successors and assigns, and shall buy and accept from Sellers, all of Sellers’ rights, title, and interests in one hundred percent (100%) of the issued and outstanding on a fully diluted bases of the Shares, free and clear of any and all liens, encumbrances, and claims of ownership, in exchange for convertible preferred stock of the Parent (the “Preferred Stock”), and shall be payable as follows:

(a) Preferred Stock Consideration. At Closing, the Buying Parties shall issue and deliver to the Sellers 500,000 shares of Preferred Stock (the “Preferred Stock Consideration”), which may be represented by one or more certificates, or the extent not in certificate form, such transfer of Preferred Stock Consideration to be evidenced in book-entry form, at the Buying Parties’ election, which are convertible, subject to Section 2.2.1 of this Agreement, into 65,000,000 shares of Common Stock of the Parent in the aggregate; and

Section 2.2. Payments at Closing. At the Closing, the Buying Parties will transfer to the Sellers the Preferred Stock Consideration payable to the Sellers at the Closing; and

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Section 2.2.1. 19.9% Limit on Shares Issuable. Following the Closing, Parent shall use reasonable efforts to obtain at its meeting of stockholders, but in no event later than April 15, 2022, the Requisite Parent Stockholder Approval, including by endorsing its approval with the recommendation of the board of directors of Parent that stockholders vote in favor of the Requisite Parent Stockholder Approval in the related proxy materials. Unless and until the Requisite Parent Stockholder Approval is obtained, or in the opinion of counsel to Parent, is not required, in no event will the number of Shares issuable as payment, in whole or in part, of the Preferred Stock Consideration pursuant to Section 2.1(a) hereof, exceed nineteen and nine-tenths percent (19.9%) in the aggregate of either (1) Parent’s issued and outstanding Common Stock as of the date hereof prior to the issuance or (2) the total voting power of Parent’s securities outstanding as of the date hereof prior to the issuance of the Common Stock underlying the Preferred Stock Consideration that are entitled to vote on a matter being voted on by holders of Parent’s stockholders.

Section 2.3. Transactions to be Effectuated at Closing.

(a) At the Closing, the Parent and the Buyer shall:

(i)	deliver to the Management Team:

(A) the Transitiona Advisory Agreements, substantially in the form attached hereto as Exhibit B;

(B) stock purchase agreement by and between the Parent and Management Team for the sale of all of Parent’s equity interests in SRM, substantially in the form attached hereto as Exhibit E;

(ii)	deliver to the applicable Parties:

(C) Resolutions, the Certificate of Designation setting forth the rights, privileges and preferences of the Preferred Stock, substantially in the form attached hereto as Exhibit F, and all other agreements, documents, instruments or certificates required to be delivered by either the Parent or Buyer at or prior to the Closing pursuant to Section 3.2 of this Agreement; and

(b) At the Closing, Sellers shall deliver to the Buying Parties:

(i) The Shares in the form of Exhibit C hereto (the “Assignment”), duly executed by Sellers;

(ii) Certificates of the Certificate of Incorporation and Bylaws of the Company;

(iii) Closing Indebtedness Certificate (as defined below);

(iv) Closing Transaction Expenses Certificate (as defined below);

(v) Company’s officer’s certificate, which should list all of assets and liabilities of the Company;

(vi) Company’s officer’s certificate dated as of the Closing, duly executed by Chief Executive Officer or Chief Financial Officer or persons preforming similar functions, in his capacity as executive officer of the Company;

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(vii) Company’s secretary’s certificate dated as of the Closing, duly executed by the Company’s secretary, (a) attaching copies of the certificate of incorporation and bylaws of the Company, and any amendments thereto; (b) attaching a true, correct and complete copy of the stock ledger of the Company from the date of its incorporation or organization through the Closing; (c) certifying the good standing (or equivalent status in the relevant jurisdiction) in its jurisdiction of incorporation or organization and in each other jurisdiction where it is qualified to do business (or equivalent status in the relevant jurisdiction) and that there are no proceedings for the dissolution or liquidation of the Company, and (d) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by the Company;

(viii) The Voting Agreement in the Form of Exhibit D hereto;

(ix)	The Stockholders Agreement in the Form of Exhibit G hereto; and

(x) all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 3.1 of this Agreement.

Section 2.4. Closing. The closing of the NFP Acquisition by this Agreement (the “Closing”) shall take place by conference call and by exchange of signature pages by email, fax or other electronic transmission at 9:00 a.m. eastern time on (a) the second (2nd) Business Day after the conditions set forth in Section 3 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

SECTION 3 CONDITIONS TO CLOSING.

Section 3.1. The Buying Parties Conditions. The obligation of the Buying Parties to consummate the Transactions is subject to the fulfillment of, or to the Buyer’s written waiver or extension or modification thereof, of each of the following conditions to Closing:

(a) Representations and Warranties.

(i) The Fundamental Representations of the Sellers shall be true and correct in all respects as of the Closing as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date); and

(b) all other representations and warranties of the Sellers set forth in Section 5 shall be true and correct (in each case, disregarding any qualifiers as to “materiality” or “material adverse effect” contained therein) as of the Closing as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date).

(c) Performance and Obligations of the Sellers. The Sellers shall have performed or complied in all respects with all covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(d) Ancillary Documents. The Sellers shall have delivered a counterpart signature page to any agreement to which they are a party.

(e) Consents and Approvals. The Buying Parties shall have received all consents, approvals, certifications and licenses as may be necessary to own the Shares and operate the Business.

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(i) Parent Board Approval. Majority of the independent directors of the Parent’s board of directors have unanimously (i) determined that it is in the best interests of the Parent and its stockholders to enter into this Agreement and consummate the Transactions upon the terms and subject to the conditions set forth herein and declared this Agreement advisable; (ii) approved the execution and delivery of this Agreement by the Parent, the performance by the Buying Entities of the covenants and other obligations hereunder, and the consummation of the transactions upon the terms and conditions set forth herein; (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) resolved to recommend that the Company Stockholders vote in favor of adoption of this Agreement in accordance with the Delaware General Corporation Law.

(ii) The affirmative vote of the holders of a majority of the unaffiliated outstanding shares of Parent Common Stock entitled to vote to adopt this Agreement.

(f) No Material Adverse Change. The Buying Parties shall be satisfied that there has been no Material Adverse Change to the Business or any of the Company’s assets or the Company’s liabilities.

(g) No Default. The Company shall not be in default under any of contract, lease or other agreement or instrument affecting or relating to the Company’s assets, the Company’s liabilities, or the Business, where in Buyer’s good faith judgment such default would reasonably be expected to have a Material Adverse Effect on the Business or the Company either prior to or after Closing.

(h) Schedules. The Buying Parties shall have approved the Company Disclosure Schedule, which approval may be granted or denied by Buyer in its sole discretion.

(i) Executed Agreements and Certificates. The Buying Parties shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) A PCAOB registered accounting firm financial audit (the “Audit”) of the Company, as of and for the year ending December 31, 2020, and a financial review (the “Review”) of the Company for the nine (9) month periods ended September 30, 2021 (the “Interim Financial Statements”), all prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”);

(ii) a certificate of a secretary or assistant secretary (a “Secretary’s Certificate”) of the Company, as set forth in Section 2.3(b)(vii), and three (3) certified copies of (A) the Certificate of Incorporation and Bylaws and (B) the resolutions of the Company and NFHI authorizing the execution, delivery and performance of this Agreement and the Transaction and the transfer of the Shares and the updated register of Company’s stock ownership evidencing the Buyer as the sole holder of the Shares as of the Closing, and the incumbency and signatures of officers of the Company executing this Agreement;

(iii) a certificate executed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer or persons preforming similar functions (an “Officer’s Certificate”) and containing representations and warranties of the Company, to the effect that the conditions set forth in Section 3.1 have been duly satisfied;

(iv) the Assignment of the Shares;

(v) Closing Indebtedness Certificate (as defined below);

(vi) Closing Transaction Expenses Certificate (as defined below);

(vii) all of the statutory and other books (duly written up to date) of the Company;

(viii) the executed consents, including the consent needed pursuant to any regulatory transfer consents from the FDA or other governmental authority (the “Third Party Consents”) for the Contracts identified on Schedule 5.1(viii);

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(ix) the Requisite Parent Stockholder Approval, as set forth in Section 2.2.1;

(x) the executed Transition Advisory Agreements;

(xi) the executed Stockholders Agreement;

(xii) the executed Voting Agreement;

(xiii) the executed SRM Purchase Agreement, subject to the terms and condition set forth in Section 4.1 to this Agreement;

(xiv) any other documentation that effectuates this Agreement or any amendment hereto, as the Buyer may request, including proof that all taxes, assessments, wages, and insurance premiums have been paid in full or will be paid in full as of the Closing Date;

(xv) a good standing certificate for Company dated no earlier than seven (7) days prior to the Closing Date issued by the Delaware Secretary of State or other applicable governmental authority;and

(xvi) The Parent’s board of directors has received the written opinion of an independent as financial advisor to the Parent to that effect that as of the date of such opinion, and subject to the factors and assumptions set forth therein, the Preferred Stock Consideration to be paid to the Sellers is fair to such holders from a financial point of view.

(j) Tail Insurance Policy. On or prior to the Closing, the Sellers will deliver to the Parent, Buyer and Management Team evidence that the Sellers have obtained, at its sole expense, an irrevocable “tail” insurance policy in a form acceptable to the Sellers and Buyer from a reputable insurance carrier: (i) for coverage, terms and conditions that are no less favorable than policies of Parent, with respect to claims arising out of or relating to events that occurred before or at the closing (including in connection with the Transactions contemplated by the this Agreement), but in any event not less than an aggregate liability coverage limit of not less than Two Million Dollars $2,000,000, as to the Next Frontier Pharmaceuticals Business, (ii) with a coverage term of not less than the six (6) years period subsequent to the Closing Date, (iii) listing the Sellers, Buyer and Parent as additional insureds, and (iv) requiring not less than 30 days advance notice to Parent, Buyer and Management Team members prior to cancellation by the carrier (the “Tail Insurance Policy”). The Seller shall also provide Buyer, Parent and Management Team members with proof that all premiums have been paid in full on the Tail Insurance Policy. The Sellers will continually pay for such irrevocable insurance policies and will not cancel or change such insurance policies in any respect. If the Company or any its respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company shall be covered under such “tail” insurance policy that is set forth in this Section 3.1(j). The provisions of this Section 3.1(j) are intended for the benefit of, and will be enforceable by the Parent, Buyer, Company and Management Team members, their successors, assigns or Representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.

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Section 3.2. Sellers’ Conditions. The obligation of the Sellers to consummate the Transaction is subject to the fulfillment of, or the Sellers’ written waiver or extension or modification thereof, each of the following conditions to Closing:

(a) Representations and Warranties.

(i) The Fundamental Representations of the Buying Parties shall be true and correct in all respects as of the Closing as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date); and

(ii) all other representations and warranties of the Buying Parties set forth in Section 6 shall be true and correct (in each case, disregarding any qualifiers as to “materiality” or “material adverse effect” contained therein) as of the Closing as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except to the extent such failure of the representations and warranties to be so true and correct would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Parent or the Buyer.

(b) Performance and Obligations of the Buying Parties. The Buying Parties shall have performed or complied in all respects with all covenants required by this Agreement to be performed or complied with by the Buying Parties, as the case may be, on or prior to the Closing Date.

(c) Ancillary Documents. The Buying Parties shall have delivered a counterpart signature page to any to which they are a party.

(d) Executed Agreements and Certificates. The Sellers shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) a Secretary’s Certificate of the Buying Parties and (A) the charter documents of the Buying Parties as certified by the Secretary of State (or equivalent Governmental Authority) of their jurisdiction of incorporation, and bylaws, each as amended, and (B) the resolutions of the Buyer authorizing the execution, delivery and performance of this Agreement and the Transaction and the issuance of the Preferred Stock, and the incumbency and signatures of officers of the Parent and the Buyer;

(ii) a filed and effective Certificate of Designation setting forth the rights, privileges and preferences of the Preferred Stock; and

(iii) the Preferred Stock Consideration, as set forth in Sections 2.1 and 2.2 of this Agreement.

Section 3.3. Conduct of Businesses Prior to the Closing. From the date the conditions set forth in this Section 3 have been satisfied until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company and NFHI will (a) conduct the business of the Company in the Ordinary Course of Business consistent with past practice; and (b) use best efforts to maintain and preserve intact the current organization, business and franchise of the Company and the Company Subsidiaries, and to preserve the rights, franchises, goodwill and relationships of their employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and the Company Subsidiaries.

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SECTION 4 COVENANTS.

Section 4.1. Sale of SRM. As the board of directors of Parent has determined that SRM is no longer strategic to the Company and as a material inducement to Sellers to enter into this Agreement and to consummate the NFP Acquisition and Benuvia Acquisition, Parent and Sellers shall cooperate and use their best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable but no later than the Closing, subject to approval of the independent members of the Parent’s board of directors and to applicable legal requirements, the SRM Purchase Agreement, substantially in the form attached hereto as Exhibit E (the “SRM Transaction”).

Section 4.2. Additional Covenants by Parent. The board of directors of the Parent shall take all action necessary under all applicable legal requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock (the “Parent Stockholders’ Meeting”) for the purpose of obtaining the Requisite Parent Stockholder Approval. The Parent Stockholders’ Meeting shall be held at least 10 days prior to the scheduled Closing. The Parent shall use its best efforts to obtain the Requisite Parent Stockholder Approval.

(a) Subject to applicable legal requirements, the notice of the Parent Stockholders’ Meeting shall include a statement to the effect that the board of directors of the Parent: (i) has determined and believes that the NFP Transaction is advisable and fair to and in the best interests of the Parent and its stockholders; (ii) has approved this Agreement; and (iii) recommends that the Parent’s stockholders vote to adopt this Agreement at the Parent Stockholders’ Meeting. (the determination that the NFP Acquisition is advisable and fair to and in the best interests of the Company and its stockholders and the recommendation of the board of directors of the Company that the Company’s stockholders vote to adopt this Agreement are collectively referred to as the “Parent .

Section 4.3. Transfer Restrictions.

(a) No Seller shall, and any such Seller shall cause its Affiliates not to, without the prior written approval of Parent, directly or indirectly, offer, sell, contract to sell, transfer, assign, pledge, grant any option to purchase, make any Short Sale or otherwise dispose of or distribute (“Transfer”) any of the Preferred Stock received by such Seller pursuant to the terms hereof during the period commencing on the Closing Date and ending on the 6 month anniversary of said closing,

(b) Each Seller hereby acknowledges and agrees that each certificate or book-entry share representing the Preferred Stock or underlying Common Stock (the “Common Shares”), received by such Seller pursuant to the terms hereof, and any securities issued in respect thereof or exchange therefor shall bear a legend substantially in the following form (in addition to any other legend required under applicable securities Laws) and a comparable notation or other arrangement will be made with respect to any uncertificated Common Shares:

(i) “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES UNDER THE SECURITIES ACT OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH DISPOSITION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.”

(ii) “THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THAT CERTAIN STOCK PURCHASE AGREEMENT, BY AND AMONG THE ISSUER AND THE OTHER PARTIES THERETO, AND SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.”

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(c) Parent shall, promptly upon the written request of a Seller, and at Parent’s expense, cause (i) the removal of the legend set forth in Section 4.3(b)(i) from any certificate and any related “stop order” or equivalent restriction on any book-entry share evidencing the Common Shares by such Seller pursuant to the terms hereof, provided that such Seller delivers to Parent (A) such documentation, representations and warranties as may be reasonably requested by Parent and (B) a customary opinion of counsel (which may be Parent’s counsel), reasonably acceptable in form and substance to Parent, that either a registration statement under the Securities Act is then in effect with respect to such Common Shares, or that such Common Shares can be freely transferred in a public sale without such a registration statement being in effect, and (ii) the removal of the legend set forth in Section 4.3(b)(ii) from any certificate and any related “stop order” or equivalent restriction on any book-entry share evidencing Common Shares received by such Seller pursuant to the terms hereof upon the termination or lapse of the restrictions on Transfer set forth in Section 4.3(a). If so requested by a Seller, any certificates subject to legend removal hereunder may be surrendered in exchange for Common Shares held in book-entry form and shall be transmitted by Parent’s transfer agent to such Seller through the direct registration system.

(d) Each Seller acknowledges and agrees that, in order to ensure compliance with the restrictions imposed by this Agreement, Parent may issue to its transfer agent an appropriate “stop order” or equivalent instructions with respect to any Common Shares received by such Seller pursuant to the terms hereof that are held in book-entry form (and may make appropriate notations to the same effect in its own records).

SECTION 5 REPRESENTATIONS BY THE COMPANY AND NFHI

Except as set forth in the Company Disclosure Schedule, NFHI and the Company represents and warrants to each the Buyer, Parent and Management Team that the statements contained in this Section 5 are true and correct as of the date hereof:

Section 5.1. Corporate Existence and Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Section 5.1(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Subsidiaries of the Company as of the date of this Agreement. Each of the Subsidiaries of Company (i) has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) is duly licensed or qualified to do business and is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect; and (iii) has all requisite corporate power and authority to carry on its business as now conducted. The Company is not a participant in any joint venture, partnership or similar arrangement. Neither the Company nor any Subsidiaries of the Company has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution to any Person.

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(c) The Company has made available to the Buyer accurate and complete copies of: (i) the organizational documents of the Company; and (ii) the equity ownership records of the Company. The minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Company, the board of directors of the Company and all committees thereof, made available to the Buyer by the Company are accurate and complete in all material respects. There has not been any material violation of any of the provisions of the organizational documents of the Company, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by its equity holders, the board of directors, or any committee thereof.

(d) Section 5.1(d) of the Disclosure Schedule lists any and all material Company products and any product or service currently under development by the Company or referencing the name of the Company.

Section 5.2. Corporate Authorization.

(a) Each NFHI and the Company has all requisite power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by NFHI and the Company of this Agreement has been duly authorized by all necessary action on the part of NFHI and the Company and their respective boards of directors or management committees. Assuming the due authorization, execution and delivery of this Agreement by the Buying Parties, this Agreement constitutes the legal, valid and binding obligation of NFHI and the Company, enforceable against NFHI and the Company in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

(b) Required Stockholder Approval. The affirmative vote of the holders of a majority of the shares of outstanding Company Common Stock is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve and consummate the NFP Acquisition.

Section 5.3. Governmental Authorization. The execution, delivery and performance by the Sellers and the Company of this Agreement and the consummation by the Sellers and the Company of the Transaction require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of applicable U.S. state or federal securities Laws, and (ii) any actions or filings the absence of which would not be, individually or in the aggregate, material to the Sellers or the Company or impair the ability of the Sellers or the Company to consummate the Transaction.

Section 5.4. Non-Contravention. The execution, delivery and performance by the Sellers and the Company of this Agreement and the consummation of the Transaction do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of NFHI or the Company, (ii) assuming compliance with the matters referred to in Section 5.3, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (iii) assuming compliance with the matters referred to in Section 5.3, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of any Material Contract binding upon the Company or any material permit affecting, or relating in any way to, the assets or business of the Company or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company.

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Section 5.5. Capitalization; Subsidiaries.

(a) The issued and outstanding Shares of the Company, including the holders thereof, is set forth in Section 5.5(a) of the Company Disclosure Schedule. The Sellers own all such Shares, which comprise the only issued and outstanding equity securities of the Company, free and clear of any Liens (other than Permitted Liens). All outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no equity securities of the Company that remain subject to vesting or forfeiture restrictions. Except as otherwise set forth in Section 5.5(a) of the Company Disclosure Schedule, there are no outstanding equity securities or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for equity securities or voting securities of the Company, or (iii) options or other rights to acquire from the Company, or other obligations of the Company to issue, any equity securities, voting securities or securities convertible into or exchangeable for equity securities or voting securities of the Company. Schedule 5.5(a) sets forth the fully-diluted stock capitalization of the Company, including the exercise prices of derivative securities.

(b) All outstanding equity securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable Material Contracts.

(c) The Company has never repurchased, redeemed or otherwise reacquired any of their securities and there are no outstanding rights or obligations of the Company to repurchase or redeem any of their securities.

(d) Section 5.5(d) of the Company Disclosure Schedule lists for each Subsidiary of the Company, the percentage of equity securities owned or controlled, directly or indirectly by the Company as of the date hereof. The Company is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold, any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital of each of the Subsidiaries of the Company are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and are owned by the Company or a Subsidiary of the Company, free and clear of any Liens.

Section 5.5.1. Purchased Company Assets. The Company and NFHI hereby represent and warrant to the Buying Parties that the Company Assets listed in Section 5.5.1 of the Disclosure Schedules constitute all of the property and assets (tangible and intangible) used, held and needed to operate the Company, in accordance with past practices and in the Ordinary Course of Business are adequate in all material respects for the Buying Parties to conduct the Company, as currently operated and conducted. The Company and NFHI further represent and warrant that as of the date of this Agreement, that the Company holds all right, title and interest in, to and under the Company Assets free and clear of any Liens, other than Permitted Liens.

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Section 5.6. Financial Records. The books of account and other financial records of the Company have been kept accurately in the Ordinary Course of Business consistent with applicable Laws in all material respects, the Transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

Section 5.7. Absence of Certain Changes. Except as set forth in Schedule 5.7 of the Company Disclosure Schedule, since October 31, 2021, the business of the Company has been conducted in the ordinary course consistent with past practices and there has not been:

(a) any event, occurrence, development or state of circumstances or facts that has had, individually or in the aggregate, a Material Adverse Effect;

(b) any material damage, destruction, abandonment, or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company;

(c) any amendment of the organizational documents (whether by merger, consolidation or otherwise) of the Company;

(d) any splitting, combination or reclassification of any shares of capital stock or other equity securities of the Company or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any securities of the Company, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire securities of the Company;

(e) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any capital stock or other equity securities of any the Company;

(f) any incurrence of any capital expenditures or any obligations or liabilities in respect thereof by the Company other than incurred in the Ordinary Course of Business consistent with past practice and in excess of $200,000 individually or $500,000 in the aggregate;

(g) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by the Company of any material assets, securities, properties, interests or businesses;

(h) any sale, lease, license, or other transfer, or creation or incurrence of any Lien on, any material assets, securities, properties, interests or businesses of the Company, other than sales or licenses of Company products in the Ordinary Course of Business consistent with past practice;

(i) the making by the Company of any loans, advances or capital contributions to, or investments in, any other Person;

(j) the creation, incurrence or assumption by the Company of any Indebtedness, other than Intercompany Indebtedness and Indebtedness that has been incurred from time to time under the Company’s existing loan agreements in the Ordinary Course of Business;

(k) the entering into of any Material Contract that limits or otherwise restricts in any material respect the Company or any of its Affiliates or any successor thereto or that would reasonably be expected to, after the Closing, limit or restrict in any material respect the Company, Buyer or any of their respective Affiliates, from engaging or competing in any line of business (including any grant of exclusivity with respect to Intellectual Property or otherwise), in any location or with any Person or (ii) the entering into, amendment or modification in any material respect or termination of any Material Contract or waiver, release or assignment of any material rights, claims or benefits of the Company;

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(l) the grant or increase of, or commitment to grant or increase, any form of compensation or benefits payable to any member, director, officer, advisor, consultant or employee of the Company, whose annual base compensation exceeds $150,000, including pursuant to any employee benefit plan, (ii) the hiring or termination of any employee, officer, director or consultant of the Company, whose annual base compensation exceeds $150,000, (iii) the adoption, entering into, modification or termination of any employee benefit plan, (iv) the acceleration of the vesting or payment of any compensation or benefits under any employee benefit plan, or (v) the grant of any equity or equity-linked awards or other bonus, commission or other incentive compensation to any director, officer, advisor, consultant or employee of the Company, other than, with respect to clauses (i) and (ii) above, in the Ordinary Course of Business consistent with past practice to any advisor, consultant or employee of the Company;

(m) any change in the methods of accounting or accounting practices of the Company, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(n) any settlement, or offer or proposal to settle, (i) any material Proceeding or claim involving or against the Company, (ii) any stockholder or member litigation or dispute against the Company or any of its members, officers or directors or (iii) any Proceeding that relates to the Transactions; or

(o) any agreement or commitment to take any of the actions referred to in clauses (a) through (n) above.

Section 5.8. No Undisclosed Liabilities. The Company has no liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities that have been incurred by the Company in the Ordinary Course of Business and consistent with past practice;

(b) the liabilities or obligations identified in Schedule 5.8 of the Company Disclosure Schedule; and

(c) liabilities or obligations arising under this Agreement or that would not reasonably be expected to be material to the Company.

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Section 5.9. Material Contracts. Set forth on Schedule 5.9 of the Company Disclosure Schedule is a list of all contracts between the Company and its (i) top five (5) vendors, (ii) landlords, and (iii) contact pursuant to which the Company may reasonably likely be entitled to receive or obligated to pay more than $25,000 in any calendar year that cannot be cancelled by the Company without penalty upon no more than ninety (90) days’ notice (each a “Contract” and collectively the “Contracts”). Each of the Contracts is a legal, valid, and binding obligation of the Company and of each other party thereto and each such Contract is in full force and effect. The Company and each other parties to the Contracts have performed all obligations required to be performed by each of them in all material respects under each Contract and are not in breach or default and are not alleged to be in breach or default, in any material respect under any of the Contracts. No event has occurred, and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or both) that would become or cause a breach, default, or event of default under any of the Contracts or would give to any person the right to cause such a termination or would cause an acceleration of any liability under any of the Contracts. Neither the Company nor the Sellers have received any written notice of any actual, alleged, possible, or potential default, violation, cancellation, non-renewal, or change of a term with respect to any of the Contracts. Except as set forth in Schedule 5.9 of the Company Disclosure Schedule, since October 31, 2021, the Company has not received any written notice that any party intends to cancel any Contract or materially reduce the level of business it conducts with the Company.

Section 5.10. Compliance.

(a) The Company’s business is in compliance with all applicable municipal, county, state, and federal laws, regulations, statutes, ordinances, standards, and orders and all administrative or court rulings and with all municipal, health, building, land use, and zoning laws and regulations, except where any failure to comply therewith would not reasonably be expected have a Material Adverse Effect on the Company’s business, property, condition (financial or otherwise) or operations;

(b) There are no outstanding deficiencies or work orders of any authority having jurisdiction over the Company’s business or the premises requiring conformity to any applicable statute, regulation, ordinance, or bylaw;

(c) There are no outstanding claims, requirements, or demands of any licensing or certifying agency supervising or having authority over the Company’s business to rework or redesign any aspect thereof or to provide additional furniture, fixtures, equipment, or inventory so as to conform to or comply with any existing law, code, or standard;

(d) There has been no notice from any Governmental Authority claiming a violation of any building, zoning, environmental, or other law or ordinance;

(e) The Company is not in material default or in material violation of, and no condition exists that with notice or lapse of time or both would constitute a material default or material violation of (i) any loan, Material Contract, note, instrument, or agreement, or (ii) law, rules or regulations applicable to the Company or the business and there are no orders, judgments, injunctions, decrees by any Governmental Authority rendered against or affecting the Company or the business; and

(f) Neither the execution and the delivery of this Agreement nor the consummation of the Transactions will: (i) violate any applicable constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court; or (ii) result in the imposition of any Lien or security interest upon any of the Company’s assets.

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Section 5.11. Litigation. Except as set forth in Schedule 5.11 of the Company Disclosure Schedule, there are no actions, suits, investigations, or proceedings pending or threatened by or before any court, administrative agency, or other Governmental Authority or any arbitrator against or relating to the Shares, the Company, or the business of the Company.

Section 5.12. No Proceedings. There is no pending or threatened legal or administrative action by any Governmental Authority that would result in the dissolution of the Company or otherwise limit the Company’s right to perform its obligations under this Agreement.

Section 5.13. Property. Except as shown on Schedule 5.13, the Company has good, clear, marketable, and exclusive title to all of the Company’s assets free and clear of any and all debts, Liens (other than Permitted Liens), encumbrances, claims, demands, third party rights, obligations, liabilities, security interests, mortgages, deeds of trust, burdens, adverse claims, charges, and other encumbrances of every kind and character, and all such property is located at the offices of the Company which are located in Round Rock, Texas. The Company is the authorized licensee of all computer software that it uses. The Company does not intend to and has not threatened to seek bankruptcy protection against the Company, or any of its assets. None of Sellers’ or the Company’s current or former affiliates, employees, independent contractors, agents, or representatives has any right, title, or interest in or to the business of the Company or any of the Company’s assets.

Section 5.14. Condemnation. There is presently no pending or contemplated or threatened condemnation of any portion of any real property owned or leased by the Company.

Section 5.15. Employees; Unions. Schedule 5.15 of the Company Disclosure Schedule is a schedule as of the respective dates set forth therein of all persons presently employed by the Company in the operation of the business, and the wages and other benefits presently paid to such employees, reflects all earned and accrued vacation, holiday and sick pay and retirement and severance benefits and earned bonuses due to and/or coming due to the employees of the Company as of the dates set forth therein, and lists all employment and severance agreements with employees of the Company (the “Employee Contracts”) and all Confidentiality and Inventions Agreements signed by the corporate employees and contractors related to the Company. Schedule 5.15 of the Company Disclosure Schedule also separately lists the independent contractors who assist in the operation of the business with a brief description of the job of each such independent contractor. Neither Sellers nor the Company has received any written notice that any of the Company’s employees has any plan to terminate his/her employment. Except as reflected in the Employee Contracts, if any, all of the employees of the Company are at will employees. The Company (i) is not a party to and is not bound by any collective bargaining agreement, (ii) has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes, (iii) has not received any written notices asserting, and is not subject to any final decisions of any applicable labor board or authority finding, that it has committed any unfair labor practice, (iv) has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to its employees and (v) except as reflected in the Employee Contracts, if applicable, has no severance arrangements of any kind with any employee. There is no notice asserting, or final decision of any applicable labor board or authority finding, that the Company has committed any act that violates any local, state, or federal law governing employment. Except as set forth in Schedule 5.15 of the Company Disclosure Schedule, there is no claim or liability relating to the Company for any workers’ compensation, disability, or occupational diseases.

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Section 5.16. Taxes.

(a) The Company and the Sellers have filed on a timely basis all material tax returns that are or were required to be filed. All such material tax returns were correct and complete in all material respects. Neither NFHI nor the Company is the beneficiary of any extension of time within which to file any tax return. No claim has been made in writing by any taxing authority against the Company. The Company has withheld and paid all taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, owner, workers compensation costs, fees or insurance, or other person. In addition, and except as set forth on Schedule 5.16 of the Company Disclosure Schedule, the Company and NFHI have collected and remitted all required sales and use taxes with respect to the Business.

(b) No written claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a particular type of Tax Return, or pay a particular type of Tax, that the Company or any of its Subsidiaries is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction, which claim has not been settled or resolved. The Income Tax Returns made available to the Buyer reflect all of the jurisdictions in which the Company and each of its Subsidiaries are required to file an Income Tax Return.

(c) There is no Tax Proceeding currently being conducted or pending with respect to any material Taxes or material Tax Returns of or with respect to the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no such Tax Proceeding has been threatened that has not been settled or resolved. All material deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been threatened or proposed against the Company or any Subsidiary.

(d) Neither the Company nor any of its Subsidiaries has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed.

(e) No private letter ruling, administrative relief, technical advice, request for change of any method of accounting, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of the Company or any of its Subsidiaries that would have a material adverse effect on the Company or any Subsidiary following the date of the Latest Balance Sheet.

(f) Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) The Company and each of its Subsidiaries is (and has been for its entire existence) properly treated for U.S. federal and all applicable state and local Income Tax purposes as the type of entity set forth opposite its name on the Company Disclosure Schedule.

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(h) Neither the Company nor any of its Subsidiaries will be required to include any material item of income, or exclude any material item of deduction, for any period after the Closing Date (determined with and without regard to the Transactions) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal Income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized, accrued or received on or prior to the Closing Date, in each case, outside of the Ordinary Course of Business; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) any intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case described in Treasury Regulations under Code Section 1502 (or any similar provision of state, local, or non-U.S. Laws). Neither the Company nor any of its Subsidiaries uses the cash method of accounting for Income Tax purposes or will be required to make any payment after the Latest Balance Sheet Date as a result of an election under Code Section 965 (or any similar provision of state, local, or non-U.S. Laws). The Company does not have any “long-term contracts” that are subject to a method of accounting provided for in Code Section 460. Neither Company nor any of its Subsidiaries is party to or bound by any closing “agreement or similar agreement with any Taxing Authority the terms of which would have an effect on the Company or any of its Subsidiaries after the Latest Balance Sheet Date.

(i) There is no Lien for material Taxes on any of the assets of the Company or any of its Subsidiaries, other than Liens described in clause (c) of the definition of Permitted Liens.

(j) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group as defined in Section 1504 (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law) (other than a group the common parent of which is the Company or a Subsidiary thereof). Neither the Company nor any of its Subsidiaries has liability for material Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract, by operation of Law, or otherwise. Neither the Company nor any of its Subsidiaries is party to or bound by any tax sharing agreement.

(k) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the date of the Latest Balance Sheet, exceed the reserves for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet and any related unaudited income, equity or cash flow statements (but not including any notes thereto) and (ii) do not exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with the past practices of the Companies and its Subsidiaries in filing their Tax Returns.

(l) Other than with respect to other U.S. states and localities, neither the Company nor any of its Subsidiaries (i) has or has had in the last five (5) years an office, permanent establishment, branch, agency or taxable presence outside the jurisdiction of its organization (other than such jurisdictions with respect to which such company has filed Income Tax Returns) or (ii) is or has been in the last five (5) years a resident for Tax purposes in any jurisdiction outside the jurisdiction of its organization (other than such jurisdictions with respect to which such company has filed Income Tax Returns).

(m) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code in the past two (2) years or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the Transactions.

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(n) Neither the Company nor any of its Subsidiaries has (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act, (ii) deferred payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including, without limitation, the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States) or (iii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

Section 5.17. Liens. There are no contractor’s or other mechanic’s liens presently claimed or for which any basis exists for a claim against the Company’s assets.

Section 5.18. Brokers or Finders. No broker, finder, investment banker, agent or other similar Person, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions, except for such fees or other commissions as to which the Sellers shall have full responsibility and, with respect to any such fees or commissions, neither Buyer nor the Company shall have any liability.

Section 5.19. Insurance. Schedule 5.19 of the Company Disclosure Schedule is a true and complete schedule of current insurance coverage, the premiums payable therefor and a brief description of all policies or binders of property, liability, professional liability, bonding, crime, workmen’s compensation, vehicular and other insurance maintained by the Company. To NFHI’s Knowledge, all such policies are in full force and effect and neither the Sellers nor the Company has received any written notices or threats of cancellation, change, or modification of coverage. To NFHI’s Knowledge, since January 1, 2020, all premiums covering all periods up to and including the date hereof have been paid on such policies. To NFHI’s Knowledge, there is no state of facts, and there has not been the occurrence of any event, which, with notice or lapse of time or both, reasonably might form the basis for any claim against the Company which is not fully covered by the policies referred to on Schedule 5.19 of the Company Disclosure Schedule. Except as set forth in Schedule 5.19 of the Company Disclosure Schedule, the Company has not been refused any insurance nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three (3) years.

Section 5.20. Licenses. The Company currently maintains all material local, state and federal licenses necessary for the lawful operation of the business of the Company (“Licenses”) and currently meets all material requirements that are applicable to the Licenses. A true and complete list of all of the Licenses held by the Company is set forth in Schedule 5.20 of the Seller’s Disclosure Schedule. There is no action pending or recommended by the appropriate local, state or federal agency having jurisdiction thereof, to terminate or rescind or not to renew any of the Licenses or any action of any other type with respect to the Licenses.

Section 5.21. Operational Assets. Except as set forth on Schedule 5.21 of the Seller’s Disclosure Schedule, the Company owns or leases all of the material assets, properties, and rights used in or necessary for the conduct of the business of the Company as conducted prior to the applicable Closing Date. Except as set forth on Schedule 5.21 of the Seller’s Disclosure Schedule, the consummation of the Transactions will not result in the Company losing any such assets, properties or rights.

Section 5.22. Employees of NFHI. Except for the employees of the Sellers identified on Schedule 5.22 of the Company Disclosure Schedule (the “Corporate Employees”), all of the individuals who provide services to the Company to enable the Company to conduct its business as conducted prior to the applicable Closing Date, are employees of the Company. Except as shown on Schedule 5.22 of the Company Disclosure Schedule, the Sellers have no written or oral Employment Contracts with employees who provide services to the Company. Neither the Seller nor the Company has received any written notice that any of the Sellers’ employees who provide services to the Company has any plan to terminate his or her employment.

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Section 5.23. Proprietary Rights.

(a) The Company is the sole owner, free and clear of any claim or Lien (other than Permitted Liens), or has a valid license, to (i) all trademarks, service marks, logos, designs, trade names, Internet domain names and corporate names, and the goodwill of the business connected therewith and symbolized thereby; (ii) all copyrights; (iii) all computer software and all data files, databases, source code, object code, user interfaces, manuals and other specifications and documentation related thereto, and all intellectual property and proprietary rights incorporated therein, other than customary off-the-shelf licensed software (collectively, the “Software”); (iv) all web sites, web pages and related items, and all intellectual property and proprietary rights incorporated therein; (v) and all trade secrets, and know-how (“Trade Secrets”) and all proprietary and intellectual property rights, grants, registrations and applications relating thereto (collectively, the “Proprietary Rights”) necessary for the conduct of the business of the Company as now conducted; (b) the Company’s rights in the Proprietary Rights are valid and enforceable; (c) neither the Company or Sellers has received any written demand, claim, notice or inquiry from any Person in respect of the Proprietary Rights which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity of, or the rights of the Company in, any Proprietary Rights there is no basis for any such challenge; (d) neither the Company, nor the business of the Company, is in violation or infringement of, or has violated or infringed upon, any Proprietary Rights of any other Person; and (e) to the NFHI’s Knowledge, no Person is infringing any Proprietary Rights.

(b) Schedule 5.23(b) of the Company Disclosure Schedules, contains a complete and accurate list, as of the date hereof, of all trademarks, trademark registrations, domain name registrations, corporate name registrations, and registered copyrights included in the Rights, all material software used by the Company in the operation of its business as now conducted and all license and other agreements relating thereto.

Section 5.24. Accounts Payable. The Company has paid all accounts payable in the Ordinary Course of Business consistent with the Company’s past practices.

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Section 5.25. Employee Benefits.

(a) Schedule 5.25(a) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, change in control, retention, consulting, severance or other employee or fringe benefit plan, program, policy, arrangement and contract (all the foregoing being herein called “Benefit Plans”) sponsored, maintained, or required to be contributed to, by the Company for the benefit of any current or former directors, officers, employees or independent contractors of the Business. The Company have made available to Buyer complete and accurate copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plan, a brief description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to any Benefit Plan (if any such report was required) and (iii) each trust agreement and group annuity contract relating to any Benefit Plan.

Section 5.26. Financial Statements. The twelve (12) month period ended December 31, 2020, and the nine month period ended September 30, 2021, financial statements attached hereto as Schedule 5.26 (the “Financial Statements”) are true and correct copies of the Company’s unaudited balance sheet and income statement. The Financial Statements present fairly in all material respects the results of operations of the Company for the respective periods covered and the balance sheets present fairly in all material respects the financial condition of the Company as of their respective dates.

Section 5.27. Accounts Receivable. Schedule 5.27 is a list of all current accounts receivable as of the Closing Date, including an account receivable aging. All accounts receivable of the Company included in the Financial Statements (the “Accounts Receivable”), represent sales actually made or services actually delivered in the Ordinary Course of Business. During the past ninety (90) days, the Company has collected accounts receivable only in the Ordinary Course of Business and has not offered discounts or incentives for early payment.

Section 5.28. No Additional Representations or Warranties. Except as expressly and specifically set forth in this Section 5, neither NFHI, the Company nor any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members, advisors or other representatives has made, or is making, any representation or warranty whatsoever to either of the Buying Parties or any of their respective Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information (including any projections on the future performance of the businesses of the Company) provided to the Buying Parties or any of their respective Affiliates, or any of their respective directors, officers, employees, stockholders, partners, members, advisors or other Representatives.

SECTION 6 REPRESENTATIONS OF THE BUYER AND PARENT.

As of the date hereof and as of the Closing Date, the Buyer and Parent, represent and warrant to the Sellers that all of the following statements are true.

Section 6.1. Authority. Each Buyer and Parent has full corporate power and authority to enter into this Agreement and to carry out the Transactions.

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Section 6.2. Authorization/Execution.

All corporate and other actions required to be taken by Buyer and Parent to authorize the execution, delivery and performance of this Agreement, all documents executed by Buyer and Parent which are necessary to give effect to this Agreement, and all Transactions, have been duly and properly taken or obtained by Buyer and Parent. No other corporate or other action on the part of Buyer and Parent is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all Transactions. This Agreement and all documents delivered hereunder have been duly and validly executed and delivered by Buyer and Parent, as applicable, and, assuming due and valid execution by, and enforceability against, Sellers, this Agreement and all documents delivered hereunder constitute the valid and binding obligations of Buyer and Parent enforceable in accordance with their respective terms subject to (i) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and (ii) limitations on the enforcement of equitable remedies.

Section 6.3. Organization and Good Standing; No Violation.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Both corporations have full power and authority to own, operate and lease their respective properties and to carry on their business as now conducted.

(b) The execution and delivery of this Agreement and the performance of the Transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which Buyer and Parent are or will be a party do not (i) to the actual knowledge of the Parent, violate any decree or judgment of any court or governmental authority which may be applicable to or bind Buyer or Parent;(ii) to the actual knowledge of the Parent, violate any law, rule or regulation applicable to Buyer or Parent which would have a material adverse effect on Buyer or Parent, respectively; (iii) to the actual knowledge of the Buyer or Parent, violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, any material contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which Buyer and Parent is a party, or by which Buyer is bound, which would have a material adverse effect on Buyer or Parent; (iv) permit the acceleration of the maturity of any indebtedness of Buyer or Parent; or (v) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer or Parent.

Section 6.4. Capitalization; Subsidiaries.

(a) All outstanding equity securities of the Buyer and Parent have been duly authorized and validly issued and are fully paid and nonassessable. There are no equity securities of the Parent that remain subject vesting or forfeiture restrictions except as reflected in the Parent’s SEC Documents (as defined below). Except as set forth in the Parent’s SEC Documents, there are no outstanding equity securities or voting securities of the Parent, (ii) securities of the Parent convertible into or exchangeable for equity securities or voting securities of the Parent, or (iii) options or other rights to acquire from the Parent, or other obligations of the Parent to issue, any equity securities, voting securities or securities convertible into or exchangeable for equity securities or voting securities of the Parent. Schedule 6.4 sets forth the fully-diluted stock capitalization of the Parent, including the exercise prices of derivative securities. Notwithstanding any provision to the contrary contained in this Agreement, the representation in this Section 6.4(a) is accurate as of the date hereof and shall not survive the Closing.

(b) All outstanding equity securities of the Buyer and Parent have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts to which the Buyer is a party.

(c) Neither the Parent nor Buyer has repurchased, redeemed or otherwise reacquired any of their securities and there are no outstanding rights or obligations of the Parent or Buyer to repurchase or redeem any of their securities.

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(d) The SEC Documents list for each Subsidiary of the Parent, the percentage of equity securities owned or controlled, directly or indirectly by the Parent as of the date hereof. The Parent is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold, any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of the Parent to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital of each of the Subsidiaries of the Parent are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and are owned by the Parent or a Subsidiary of the Parent, free and clear of any Liens.

Section 6.5. Financial Records. To the actual knowledge of Parent, the books of account and other financial records of the Parent have been kept accurately in the Ordinary Course of Business consistent with applicable Laws in all material respects, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities have been properly recorded therein in all material respects.

Section 6.6. SEC Documents.

(a) To the actual knowledge of the Parent, Parent has timely filed or furnished all material forms, reports, schedules, statements and other documents required to be filed by it with the SEC since the consummation of the initial public offering of the Parent’s securities, together with any material amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act) (all such forms, reports, schedules, statements and other documents filed with the SEC, the “SEC Documents”). As of their respective dates, each of the SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents. To the actual knowledge of the Parent, none of the SEC Documents contained, when filed or, if amended prior to the Closing Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) To the actual knowledge of the Parent, each of the financial statements of the Parent included in the SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Closing Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Parent, as of their respective dates and the results of operations and the cash flows of the Parent, for the periods presented therein. To the actual knowledge of the Parent, each of the financial statements of the Parent included in the SEC Documents were derived from the books and records of the Parent, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices.

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(c) To the actual knowledge of the Parent, no written notice of any SEC review or investigation of the Parent or the SEC Documents has been received by the Parent. Since the consummation of its initial public offering, all comment letters received by the Parent from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of the Parent are publicly available on the SEC’s EDGAR website.

Section 6.7. Legal Proceedings. There is no order or action pending, or, to the knowledge of Parent, threatened, against or affecting Parent, or any of its respective properties or assets that would have a Material Adverse Effect on Parent’s ability to fulfill their respective obligations under this Agreement, except as disclosed on Parent’s public filings.

Section 6.8. Solvency. Each Parent and Buyer is solvent and will not be rendered insolvent as a result of the consummation of any of the Transactions contemplated by this Agreement. For purposes hereof, the term “solvency” means that: (a) the fair salable value of the tangible assets of the Buying Parties is in excess of the total amount of their liabilities; (b) Each Parent and Buyer is able to pay its debts or obligations in the ordinary course as they mature; and (c) Each Parent and Buyer has capital sufficient to carry on its business and all businesses which it is about to engage.

Section 6.9. No Conflicts; Consents. To the actual knowledge of the Parent, the execution and delivery of this Agreement and the performance of the Transactions contemplated by this Agreement and all other instruments, agreements, and certificates referenced herein to which the Buying Parties are or will be a party do not (i) violate any decree or judgment of any court or governmental authority which is applicable to or binding upon the Buying Parties, (ii) violate any law, rule or regulation applicable to the Parent which would have a Material Adverse Effect on the Parent; (iii) violate or conflict with, or result in a material breach of, or constitute a material default (or an event which, with or without notice or lapse of time or both, would constitute a material default) under, any material contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which the Buyer or Parentis a party, or by which the Buyer or Parent is bound, and which would have a Material Adverse Effect on the Buyer or Parent; (iv) permit the acceleration of the maturity of any indebtedness of the Buyer; or (v) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of the Buyer.

Section 6.10. Brokers and Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Buying Parties, or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions; except for such fees and other commissions as to which Buyer shall have full responsibility and, with respect to such fees or commissions, Sellers shall not have any liability.

Section 6.11. Tax Matters.

(a) The Parent and each of its Subsidiaries have timely filed all material Tax Returns required to be filed pursuant to applicable Laws (taking into account any extensions of time within which to file). All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All Taxes due and payable by the Parent and each of its Subsidiaries have been timely paid (whether or not shown as due and payable on any Tax Return). The Parent and each of its Subsidiaries have timely and properly collected or withheld and paid to the applicable Taxing Authority all material amounts of Taxes required to have been collected or withheld and paid by it in connection with any amounts received from or paid or owing to any employee, independent contractor, creditor, equity holder, customer or other third party, and has otherwise complied in all material respects with all applicable Laws relating to the withholding, collection and payment of such Taxes and collection and retention of applicable exemption certificates.

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(b) No written claim has been made by a Taxing Authority in a jurisdiction where the Parent or any of its Subsidiaries does not file a particular type of Tax Return, or pay a particular type of Tax, that the Parent or any of its Subsidiaries is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction, which claim has not been settled or resolved. The Income Tax Returns reflect all of the jurisdictions in which the Parent and each of its Subsidiaries are required to file an Income Tax Return.

(c) There is no Tax Proceeding currently being conducted or pending with respect to any material Taxes or material Tax Returns of or with respect to the Parent or any of its Subsidiaries, and, to the actual knowledge of the Parent, no such Tax Proceeding has been threatened that has not been settled or resolved. All material deficiencies for Taxes asserted or assessed in writing against the Parent or any of its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the knowledge of the Parent, no such deficiency has been threatened or proposed against the Parent or any Subsidiary.

(d) Neither the Parent nor any of its Subsidiaries have agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. Neither the Parent nor any of its Subsidiaries are the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed.

(e) No private letter ruling, administrative relief, technical advice, request for change of any method of accounting, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of the Parent or any of its Subsidiaries that would have a material adverse effect on the Buyer or any Subsidiary following September 30, 2021.

(f) Neither the Parent nor any of its Subsidiaries have been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) The Parent and Buyer are (and has been for its entire existence) properly treated as corporations for U.S. federal and all applicable state and local Income Tax purposes. The Parent and each of its Subsidiaries is (and has been for its entire existence) properly treated for U.S. federal and all applicable state and local Income Tax purposes. No election has been made (or is pending) to change any of the foregoing.

(h) Neither the Parent nor any of its Subsidiaries will be required to include any material item of income, or exclude any material item of deduction, for any period after the Closing Date (determined with and without regard to the Transactions) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal Income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized, accrued or received on or prior to the Closing Date, in each case, outside of the Ordinary Course of Business; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) any inter-Buyer transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case described in Treasury Regulations under Code Section 1502 (or any similar provision of state, local, or non-U.S. Laws). Neither the Parent nor any of its Subsidiaries use the cash method of accounting for Income Tax purposes or will be required to make any payment after the Latest Balance Sheet Date as a result of an election under Code Section 965 (or any similar provision of state, local, or non-U.S. Laws). No Group Buyer has any “long-term contracts” that are subject to a method of accounting provided for in Code Section 460. Neither Parent nor any of its Subsidiaries are a party to or bound by any closing agreement or similar agreement with any Taxing Authority the terms of which would have an effect on the Parent or any of its Subsidiaries after September 30, 2021.

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(i) There is no Lien for material Taxes on any of the assets of the Parent or any of its Subsidiaries, other than Liens described in clause (c) of the definition of Permitted Liens.

(j) Neither the Parent nor any of its Subsidiaries has ever been a member of an affiliated group as defined in Section 1504 (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law) (other than a group the common parent of which is the Parent or a Subsidiary thereof). Neither the Parent nor any of its Subsidiaries have liability for material Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract, by operation of Law, or otherwise. Neither the Parent nor any of its Subsidiaries are party to or bound by any Tax Sharing Agreement.

(k) The unpaid Taxes of the Parent and its Subsidiaries (i) did not, as of September 30, 2021, exceed the reserves for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet and any related unaudited income, equity or cash flow statements (but not including any notes thereto) and (ii) do not exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with the past practices of the Parent and its Subsidiaries in filing their Tax Returns.

(l) Other than with respect to other U.S. states and localities, neither the Parent nor any of its Subsidiaries (i) have or have had in the last five (5) years an office, permanent establishment, branch, agency or taxable presence outside the jurisdiction of its organization (other than such jurisdictions with respect to which such company has filed Income Tax Returns) or (ii) is or has been in the last five (5) years a resident for Tax purposes in any jurisdiction outside the jurisdiction of its organization (other than such jurisdictions with respect to which such company has filed Income Tax Returns).

(m) Neither the Parent nor any of its Subsidiaries has distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code in the past two (2) years or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.

(n) Neither the Parent nor any of its Subsidiaries have (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act, (ii) deferred payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including, without limitation, the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States) or (iii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

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SECTION 7 INDEMNIFICATION.

Section 7.1. Survival. All representations and warranties of the Sellers, Buyer and Parent shall terminate twelve months following the Closing Date, and shall thereafter be of no further force and effect; provided, however, that (i) all covenants and other agreements contained in this Agreement that by their terms are to be performed after the respective Closing shall survive the Closing Date until performed in full or the obligation to perform shall have expired (together with any right to assert a claim under Section 7) in accordance with the terms of this Agreement, (ii) the limitations set forth in this Section 7.1 shall not apply in the event of any Fraud on the part of the Indemnifying Party and any claims due to Fraud shall survive the Closing indefinitely, and (iii) the limitations set forth in this Section 7.1 shall not apply in the event that at the end of such survival period, an outstanding notice of a claim made in compliance with the terms of this Section 7.1, that such applicable period shall not end in respect of such claim until such claim is fully resolved by a settlement or final non-appealable court order addressing each matter included in the Litigation and any related aspects of those disputes.

Section 7.2. Indemnification of the Buyer, Parent and Management Team by the Sellers.

(a) Indemnification. The Sellers, jointly and severally, shall keep and save the Management Team, Parent, Buyer and Company and their respective officers, directors, employees, agents and other representatives as the case may be (the “Buyer Indemnified Parties”) forever harmless from and shall indemnify and defend the Buyer Indemnified Parties against any and all obligations, judgments, liabilities, penalties, violations, fees, fines, claims, losses, costs, demands, damages, liens, encumbrances and expenses including reasonable attorneys’ fees (collectively, “Damages”), to the extent arising or resulting from (i) any breach of any representation or warranty of any of the Sellers contained in Section 5 of this Agreement related to the period prior to the Closing, (ii) any breach or default by any of the Sellers of any covenant or agreement of any of the Sellers under this Agreement, (iii) the Litigation, and (iv) any Fraud by the Sellers. No provision in this Agreement shall prevent the Sellers from pursuing any of its legal rights or remedies that may be granted to Sellers by law against any person or legal entity other than Buyer Indemnified Parties.

(b) Indemnification Limitations. Notwithstanding any provision to the contrary contained in this Agreement, NFHI shall be under no liability to indemnify a Buyer Indemnified Party under Section 7.2(a) and no claim under Section 7.2(a) shall be made:

(i) unless notice thereof shall have been given by or on behalf of a Buyer Indemnified Party to NFHI in the manner provided in Section 7.4, unless failure to provide such notice in a timely manner does not materially impair NFHI’s or Individual Stockholders ability to defend their rights, mitigate damages, seek indemnification from a third party or otherwise protect their interests;

(ii) to the extent related to a claim under Section 7.2(a)(i) for any of the Sellers’ breach of any Fundamental Representation under this Agreement, unless the liability of Sellers in respect of any single claim or multiple claims in the aggregate exceeds Five Hundred Thousand Dollars ($500,000) (the “Basket”), in which event the Buyer Indemnified Party shall be entitled to seek indemnification for the total amount of any Damages suffered by such Buyer Indemnified Party in excess of the Basket;

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(iii) to the extent related to a claim under Section 7.2(a)(i) for any of the Sellers’ breach of any representation or warranty under this Agreement or any documents delivered pursuant hereto (other than a Fundamental Representation), unless the liability of Sellers in respect of single claim or multiple claims in the aggregate exceeds Five Hundred Thousand Dollars ($500,000) (a “Relevant Claim”), in which event the Buyer Indemnified Party shall be entitled to seek indemnification for the total amount of the Relevant Claim(s);

(iv) to the extent such claim relates to an obligation or liability for which the Buyer has agreed to indemnify the Sellers pursuant to Section 7.3; or

(v) to the extent that Buyer had actual written knowledge at or prior to the Closing Date of (A) the respective breach of a representation or warranty by any of the Sellers or (B) the breach of a covenant required to be performed or satisfied at or prior to the Closing Date.

(c) Damages Cap. Notwithstanding any provision to the contrary contained in this Agreement, the maximum aggregate liability of the Parties to each other under this Agreement shall not exceed the 20% of the value of the Preferred Stock Consideration on the Closing Date; provided however, that such limitation on the maximum aggregate liability of the Sellers shall not apply to breach of covenant in Section 4.1, in which event if the SRM Transaction is not consummated as set forth in Section 4.1 above, Sellers shall, jointly and severally, indemnify Management Team for expectation damages.

(d) The indemnification obligations of the Sellers under Section 7.2(a)(iii) shall continue until the settlement or final non-appealable court order addressing each matter included in the Litigation and any related aspects of those disputes.

Section 7.3. Indemnification of the Sellers by the Buyer.

(a) Indemnification. The Parent and the Buyer, jointly and severally, shall keep and save the Sellers and the Sellers’ officers, directors, managers, employees, agents and other representatives (the “Sellers Indemnified Parties”) forever harmless from and shall indemnify and defend the Sellers Indemnified Parties against any and all Damages, to the extent arising or resulting from (i) any breach of a Fundamental Representation of the Buying Parties included in Section 6 of this Agreement related to the period prior to the Closing, provided that such breach in respect of any single claim or multiple claims in the aggregate exceeds Five Hundred Thousand Dollars ($500,000), (ii) any material breach or default by Buying Parties under any covenant or agreement of Buyer under this Agreement, and (iii) any Fraud by the Buying Parties. No provision in this Agreement shall prevent the Buying Parties from pursuing any of their legal rights or remedies that may be granted to the Buying Parties by law against any person or legal entity other than Sellers Indemnified Parties.

(b) Indemnification Limitations. Notwithstanding any provision to the contrary contained in this Agreement, the Parent and the Buyer shall be under no liability to indemnify the Sellers under Section 7.3(a) and no claim under Section 7.3(a) shall be made:

(i) Unless notice thereof shall have been given by or on behalf of the Sellers to the Buying Parties in the manner provided in Section 7.4, unless failure to provide such notice in a timely manner does not materially impair the Buying Parties’ ability to defend their rights, mitigate damages, seek indemnification from a third party or otherwise protect its interests;

(ii) to the extent related to a claim under Section 7.3(a)(i) related to the Parent’s or the Buyer’s breach of any representation or warranty of the Parent or the Buyer under Section 6 of this Agreement, unless and only to the extent that the actual liability of the Parent and the Buyer in respect of any single claim or multiple claims in the aggregate exceeds the Relevant Claim in which event the Sellers shall be entitled to seek indemnification for the total amount of such Damages; or

(iii) to the extent such claim relates to an obligation or liability for which the Sellers has agreed to indemnify the Buyer pursuant to Section 7.2.

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Section 7.4. Method of Asserting Claims. All claims for indemnification under this Section 7 by any person entitled to indemnification (an “Indemnified Party”) under this Section 7 will be asserted and resolved as follows:

(a) In the event any claim or demand, for which a Party hereto (an “Indemnifying Party”) would be liable for the Damages to an Indemnified Party, is asserted against or sought to be collected from an Indemnified Party by a person other than the Sellers, Buyer or their Affiliates (a “Third Party Claim”), the Indemnified Party shall give a notice of its claim (a “Claim Notice”) to the Indemnifying Party within thirty (30) calendar days after the Indemnified Party receives written notice of such Third Party Claim; provided, however, that notice shall be given by the Indemnified Party to the Indemnifying Party within fifteen (15) calendar days after receipt of a complaint, petition or institution of other formal legal action against the Indemnified Party. Such notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include the justification for the demand for indemnification under this Agreement with specificity, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. If the Indemnified Party fails to provide the Claim Notice within such applicable time period after the Indemnified Party receives written notice of such Third Party Claim and thereby materially impairs the Indemnifying Party’s ability to protect its interests, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim. The Indemnifying Party will notify the Indemnified Party within thirty (30) calendar days after receipt of the Claim Notice (the “Notice Period”) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

(i) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 7.4(a), then the Indemnifying Party will have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party. The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof. Notwithstanding the foregoing, the Indemnified Party may, at its sole cost and expense, file during the Notice Period any motion, answer or other pleadings that the Indemnified Party may deem necessary or appropriate to protect its interests or those of the Indemnifying Party and which is not prejudicial, in the reasonable judgment of the Indemnifying Party, to the Indemnifying Party. Except as provided in Section 7.4(a)(ii) hereof, if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party’s action. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 7.4(a)(i), and except as specifically provided in this Section 7.4(a)(i), the Indemnified Party will bear its own costs and expenses with respect to such participation.

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(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party pursuant to this Section 7.4(a), or if the Indemnifying Party gives such notice but fails to prosecute diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Notice Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be promptly and reasonably prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person (other than the Indemnifying Party or any of its Affiliates). Notwithstanding the foregoing provisions of this Section 7.4(a)(ii), if the Indemnifying Party has notified the Indemnified Party with reasonable promptness that the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 7.4(a)(ii). Subject to the above terms of this Section 7.4(a)(ii), the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 7.4(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation. The Indemnified Party shall give sufficient prior notice to the Indemnifying Party of the initiation of any discussions relating to the settlement of a Third Party Claim to allow the Indemnifying Party to participate therein.

(b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, the Indemnified Party shall deliver an Indemnity Notice to the Indemnifying Party. The term “Indemnity Notice” shall mean written notification of a claim for indemnity under Section 7 hereof (which claim does not involve a Third Party Claim) by an Indemnified Party to an Indemnifying Party pursuant to this Section 7.4, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby.

(c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of a Claim Notice or an Indemnity Notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party at the Indemnifying Party’s expense pursuant to the terms and subject to the provisions of this Agreement.

(d) The Indemnified Party agrees to give the Indemnifying Party reasonable access to the books and records and employees of the Indemnified Party in connection with the matters for which indemnification is sought hereunder, to the extent the Indemnifying Party reasonably deems necessary in connection with its rights and obligations hereunder.

(e) The Indemnified Party shall assist and cooperate with the Indemnifying Party in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the Indemnified Party may be entitled from any person or entity in connection with the subject matter of any litigation subject to indemnification hereunder. In addition, the Indemnified Party shall, upon request by the Indemnifying Party or counsel selected by the Indemnifying Party (without payment of any fees or expenses to the Indemnified Party or an employee thereof), attend hearings and trials, assist in the securing and giving of evidence, assist in obtaining the presence or cooperation of witnesses, and make available its own personnel; and shall do whatever else is reasonably necessary and appropriate in connection with such litigation. The Indemnified Party shall not make any demand upon the Indemnifying Party or counsel for the Indemnifying Party in connection with any litigation subject to indemnification hereunder, except a general demand for indemnification as provided hereunder. If the Indemnified Party shall fail to perform such obligations as Indemnified Party hereunder or to cooperate fully with the Indemnifying Party in Indemnifying Party’s defense of any suit or proceeding, such cooperation to include, without limitation, attendance at all depositions and the provision of all documents relevant to the defense of any claim, then, except where such failure does not have an adverse effect on the Indemnifying Party’s defense of such claims, the Indemnifying Party shall be released from all of its obligations under this Agreement with respect to that suit or proceeding and any other claims which had been raised in such suit or proceeding.

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(f) Following indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to all persons or entities relating to the matter for which indemnification has been made.

Section 7.4.1. Right of Offset. In addition to any other rights provided under this Agreement, the Buying Parties shall be entitled to offset the amount of any indemnification claims against the Sellers that have been resolved against any payments due under this Section 7. Any claims that have been asserted on or before a payment date under this Section 7 but are not resolved prior to the payment date may be offset against the payment then due if either Buyer or Parent shall deposit such withheld funds in an escrow account with a national bank to be held until receipt of joint disbursement directions signed by the Sellers and Buyer or upon the resolution of such unresolved claims. The rights of offset described in this Section 7.4.1. shall not be the sole and exclusive remedy of Buyer or Parent.

Section 7.5. Exclusive Remedy. Other than claims for Fraud or equitable relief, any claim for indemnification arising under this Agreement shall, unless otherwise specifically stated in this Agreement, be governed solely and exclusively by the provisions of this Section 7. If the Sellers, the Parent and the Buyer cannot resolve such claim by mutual agreement, such claim shall be determined by adjudication by a court or similar tribunal in accordance with the provisions of this Section 7.

Section 7.6. Release. The Sellers hereby release the Company of and from any claims that it may be able to assert for indemnity for acts performed in its capacity as the owner of the Company; provided, however, that such release shall not apply to any of the indemnification obligations arising under this Agreement. Following the Closing, the Buyer, for itself and on behalf of the Parent and the Company, hereby releases the Sellers from any claims that the Company may have against the Sellers for acts performed by the Sellers in their capacity as the owners of the Company; provided, however, that such release shall not apply to any of the indemnification obligations arising under this Agreement.

SECTION 8 NON-DISCLOSURE.

Confidential Information means all: (i) of the Company’s trade secrets and confidential information; (ii) information treated by the Company as confidential; and (iii) information provided by third parties that the Company must keep confidential; provided, however, that Confidential Information does not include any information that (a) is available to the public through no fault of Sellers, (b) is furnished by the Company to third parties without any disclosure restriction, or (c) the Sellers are legally obligated to disclose, but only if the Sellers first give the Company prompt notice thereof so that the Company may challenge the legally compelled disclosure. Following the Closing, the Sellers shall not disclose any Confidential Information to any other person, unless that other person is authorized by the Buyer to have access to the Confidential Information. All Confidential Information is the Company’s exclusive property.

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SECTION 9 TAX MATTERS

Section 9.1. Treatment of Transaction. Each of the Parties acknowledges and agrees that for U.S. federal and as applicable, state and local Tax purposes, they each intend that the acquisition of the Company shall be treated as a ‘reorganization’ under Section 368(a) of the Code. Each of the Parties hereto agrees that they will report the Transactions for U.S. federal and applicable state and local tax purposes, and will each file all Tax Returns (and cause each of their affiliates to file all Tax Returns) in a manner consistent with the intentions described in this paragraph, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

Section 9.2. Preparation of Tax Returns. The Parent shall prepare, or cause to be prepared, at the cost and expense of the Company all Income Tax Returns of the Company and any of its Subsidiaries for any taxable period during the current tax year of the Company ending on or before the Closing Date and any Straddle Period, in each case, that are due after the Closing Date (taking into account applicable extensions). Each such Tax Return shall be prepared in a manner consistent with the Companies’ and its Subsidiaries’ past practices except to the extent not “more likely than not” to be upheld under applicable Law. Each such Tax Return shall be submitted to the Sellers for review no later than 30 days prior to the due date for filing such Tax Return (taking into account applicable extensions). The Parent shall incorporate, or cause to be incorporated, all comments received from the Sellers no later than five (5) days prior to the due date for filing any such Tax Return (taking into account applicable extensions) and the Buyer will cause such Tax Returns to be timely filed and will provide a copy of such filed Tax Returns to the Sellers.

Section 9.3. Cooperation. Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate) as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns and any examination or other Proceeding with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries. Such cooperation shall include the provision of records and information that are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, the Company, its Subsidiaries, and the Sellers shall (and the Sellers shall cause its Affiliates to) retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Each Party shall furnish the other Parties with copies of all relevant correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any Taxes for which the other may have an indemnification obligation under this Agreement. The Sellers shall (and shall cause its Affiliates to) provide any information reasonably requested to allow the Parent or the Company or any of its Subsidiaries to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. For the avoidance of doubt, this Section 9.3 shall not apply to any dispute or threatened dispute among the Parties.

Section 9.4. Audits and Tax Adjustments.

(a) The Sellers shall be responsible for the cost of defending and the cost of any tax payments for any tax adjustments relating to any periods prior to Closing. The Sellers agree to jointly and severally, indemnify, save and hold the Parent and any of its Subsidiaries harmless from and against any and all losses incurred in connection with, arising out of, resulting from or incident to (i) any Taxes of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period, (ii) Taxes of the Sellers (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of their Affiliates (excluding the Company and its Subsidiaries) for any Tax period; (iii) Taxes attributable to any breach or inaccuracy of any representation in Section 5.16 or any failure to comply with any covenant or agreement of Seller (including any obligation to cause the Company or any of its Subsidiaries to take, or refrain from taking, any action under this Agreement); (iv) Taxes attributable to any restructuring or reorganization undertaken by the Sellers, the Company or any of its Subsidiaries prior to the Closing; (v) Taxes for which the Company or any of its Subsidiaries (or any predecessor of the foregoing) is held liable under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or non-U.S. Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; and (vi) Taxes imposed on or payable by third parties with respect to which the Company or any of its Subsidiaries has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing.

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(b) In the event of any proposed audit, adjustment, assessment, examination, claim or other controversy or proceeding relating for any Pre-Closing Tax Period (a “Tax Contest”), the Parent will, or will cause the Company or its applicable Subsidiary, within fifteen (15) days of becoming aware of such Tax Contest, notify Seller of such Tax Contest; provided, that no failure or delay of the Parent in providing such notice shall reduce or otherwise affect the obligations of Seller pursuant to this Agreement, except to the extent that Seller is materially and adversely prejudiced as a result of such failure or delay. The Parent or the Company or its applicable Subsidiary shall endeavor in good faith to include, to the extent reasonably practicable, in such notice any written notice or other documents received from any Taxing Authority with respect to such Tax Contest. Seller will control the contest or resolution of any such Tax Contest.

(c) Payment in full of any amount due from the Sellers Indemnifying Parties under this Section 9.4 shall be made to the Parent in immediately available funds at least ten (10) days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable, within fifteen (15) days after written demand is made for such payment. The provisions of this Section 9.4 shall survive Closing and remain in effect for a period of three (3) years following Closing.

SECTION 10 MISCELLANEOUS.

Section 10.1. Entire Agreement. This Agreement, the Company Disclosure Schedules, the Exhibits and the documents referred to in this Agreement contain the entire understanding between the Parties with respect to the Transactions and supersede all prior or contemporaneous agreements, understandings, representations and statements, oral or written, between the Parties on the subject matter hereof (the “Superseded Agreements”), which Superseded Agreements shall be of no further force or effect.

Section 10.2. Further Assurances and Cooperation. Each Party shall execute, acknowledge and deliver to the other Party any and all other assignments, consents, approvals, conveyances, assurances, documents and instruments reasonably requested by the other Party at any time and shall take any and all other actions reasonably requested by the other Party at any time for the purpose of more effectively assigning, transferring, granting, conveying and conferring to Buyer, the Company. After consummation of the Transactions contemplated in this Agreement, the Parties agree to cooperate with each other and take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement, the documents referred to in this Agreement and the Transactions.

Section 10.3. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the respective successors and assigns of the Parties hereto; provided, however, that no Party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party, except that Parent may assign any of its rights or delegate any of its duties under this Agreement to any subsidiary or other entity that is wholly-owned, directly or indirectly, by Parent.

Section 10.4. Amendments. This Agreement may not be amended other than by a written instrument signed by the Parties hereto.

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Section 10.5. Construction. This Agreement has been drafted jointly by the Parties and must be construed in accordance with the fair meaning hereof.

Section 10.6. Severability. Any provision hereof held to violate any law or public policy in any jurisdiction is, as to that jurisdiction only, ineffective only to the extent of the invalidity, without affecting any other provision hereof, and each provision hereof is valid and enforceable to the fullest extent permitted by law.

Section 10.7. Waivers. No waiver of any provision hereof shall be valid unless in writing and signed by the Party granting such waiver nor shall any waiver of any provision be a waiver of any other provision or breach.

Section 10.8. Time is of the Essence. Time is of the essence with respect to the full performance by each Party of its duties and obligations arising hereunder.

Section 10.9. Transaction Expenses. Each party will pay their own fees and expenses incurred in connection with the parties’ consideration and discussion or negotiation of this Transaction, including but not limited to, payment of their advisors, and relevant corporate and securities counsel.

Section 10.10. Notices. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by facsimile or overnight courier, or five (5) calendar days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

Section 10.11. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 10.12. Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event on which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included, unless such last day is a Saturday, Sunday or legal holiday, in which event the period shall run until the next day which is not a Saturday, Sunday or a legal holiday.

Section 10.13. Third Party Beneficiary. The provisions of this Agreement are not intended to confer any benefits upon any person or entity not a Party to this Agreement or successor or assign thereto.

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Section 10.14. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) such court does not have subject matter jurisdiction, any other court of the state of Delaware or the United States District Court for the District of Delaware, in any action or proceeding arising out of or relating to this Agreement (except as otherwise provided in Section 1.3). Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Delaware Court of Chancery or any other state court of the State of Delaware or the United States District Court for the District of Delaware. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10.15. Captions. The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 10.16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement, binding on all of the Parties hereto.

(the remainder of this page has intentionally been left blank)

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IN WITNESS WHEREOF, the Parties hereby execute this Stock Purchase Agreement as of the day and year first written above.

JUPITER WELLNESS INVESTMENTS, INC.:

Name:
Title:

JUPITER WELLNESS:

Name:	Brian John
Title:	Chief Executive Officer

NEXT FRONTIER PHARMACEUTICALS, INC.:

Name	Shannon Soqui
Title:	Executive Chairman

Next Frontier Holdings, Inc.

CANNVALATE PTY LTD

(Signature Page to the Stock Purchase Agreement)

INDIVIDUALS STOCKHOLDERS:

Name:
Address:

Pro-rata percentage of Company shares,
on a fully diluted basis: __________

Name:
Address:
Pro-rata percentage of Company shares,
on a fully diluted basis: __________

Name:
Address:
Pro-rata percentage of Company shares,
on a fully diluted basis: __________

Name:
Address:
Pro-rata percentage of Company shares,
on a fully diluted basis: __________

Name:
Address:
Pro-rata percentage of Company shares,
on a fully diluted basis: __________

Schedule A

DefinED TERMS

“Actual Knowledge of the Buyer” means the actual knowledge of Brian S. John.

“Actual Knowledge of the Parent” means the actual knowledge of Brian S. John.

“Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with a second Person. The term “Control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business” means the business of the Company.

“Certificate of Designation” means the Certificate of Designation of Preferred Stock of the Buyer, the form of which is attached hereto as Exhibit F.

“Closing Indebtedness Certificate” shall mean a certificate executed by an officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Code” means the Internal Revenue Code of 1986, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Common Stock” means the common stock of the Parent, par value $0.001 per share, authorized pursuant to the Parent’s Certificate of Incorporation, as may be amended from time to time.

“Company Assets” means all of the assets, rights, properties and business, of every kind and description, owned, held or used primarily in the conduct of the business of the Company, as the same shall exist on the date hereof.

“Corporate Employees” means employees of the Company.

“Company Subsidiaries” means Treehouse Bioscience, Inc. a Delaware corporation and Benuvia.

“Competing Proposal” other than the Transaction, any proposal or offer from any person, persons or group (other than Parent, Buyer or any of their respective affiliates) relating to (a) any direct or indirect acquisition or purchase from the Company or the Company subsidiaries, in a single transaction or a series of transactions (whether or not concurrently and whether or not in connection with a single or multiple definitive agreements with such person, persons or group with respect to such transaction or series of transactions), of (i) twenty percent (20%) or more (based on the fair market value thereof as of the date of such transaction or series of transactions) of assets (including capital stock of the Company subsidiaries, and by means of any merger, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction (or series of transactions) to which the Company or any Company subsidiary is a party) of the Company and the Company subsidiaries, taken as a whole, (ii) twenty percent (20%) or more of the outstanding shares of Company Common Stock, or (iii) twenty percent (20%) or more (based on fair market value thereof as of the date of such transaction or series of transactions) of the consolidated business, revenues or net income of the Company and the Company subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any person, persons or group owning, directly or indirectly, twenty percent (20%) or more of the outstanding shares of Company Common Stock or (c) any merger, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction (or series of transactions) to which the Company or any Company Subsidiary is a party pursuant to which (i) any person, persons or group (or the shareholders of any such person(s)) would own, directly or indirectly, twenty percent (20%) or more of the voting securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transaction, or (ii) the owners of outstanding shares of Company Common Stock immediately prior to such transaction (or series of transactions) would own less than eighty percent (80%) of the voting securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transaction.

Schedule A – Page 1

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Actions” means all reasonable actions taken, planned, or planned to be taken in response to events, occurrences, conditions, circumstances, or developments arising directly or indirectly as a result of the COVID-19 outbreak, its impact on economic conditions, its impact on the operations of the Company, risks to the health and safety of any Person, or actions taken by Governmental Authorities or other Persons in response thereto.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, order, directive, guideline, pronouncement, or recommendation promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or an industry group providing for business closures, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act of 2020 and the Families First Coronavirus Response Act of 2020 (FFCRA).

“Employment Agreements” means the employment agreements between each of the Company and the Management Team, as the parties to this Agreement have previously agreed upon.

“Executives” means the Management Team.

“Fraud”: means actual (and not constructive) fraud, consisting of an intentionally and knowingly false misrepresentation of material and existing fact by one Party to another Party in the making of the representations and warranties in Section 5 or Section 6, as applicable, made with the specific intent to deceive the complaining Party, upon which the complaining Party actually and justifiably relied to its detriment, and which is the proximate cause of material, non-speculative financial losses to the complaining Party.

Schedule A – Page 2

“Fundamental Representations” means, collectively, the representations and warranties (i) of the Sellers contained in Section 5.1 (Corporate Existence and Power), Section 5.2 Corporate Authorization), Section 5.5 (Capitalization; Subsidiaries), Section 5.16 (Taxes), and Section 5.18 (Brokers or Finders) and (ii) of the Buyer contained in Section 6.1 (Authority), Section 6.2 (Authorization/Execution), Section 6.3 (Organization and Good Standing; No Violation), and Section 6.10 (Brokers and Finders).

“Governmental Authority” means any (i) national, federal, state, provincial, county, municipal or local government, foreign or domestic; (ii) political subdivision of any of the foregoing; or (iii) entity, authority, agency, ministry or other similar body exercising any legislative, executive, judicial, regulatory or administrative authority or functions of or pertaining to government, including any commission, tribunal or other quasi-governmental entity established to perform any such function.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; or (b) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence, or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Income Tax Returns” means Tax Returns relating to Income Taxes.

“Income Taxes” means Taxes (a) imposed on, or with reference to, net income or gross receipts, or (b) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Indebtedness” means, without duplication, obligations of the Company for (i) the outstanding principal amount of, and accrued (but unpaid) interest arising for, borrowed money owed to a third party, whether or not due or payable; (ii) indebtedness evidenced by any note, bond, debenture or other debt security; (iii) capitalized lease obligations of the Company under leases that have been recorded as finance leases in accordance with GAAP; (iv) all change-in-control bonuses, transaction bonuses and similar bonus or change of control or transaction payments payable to the any Company employees, to the extent payable solely as a result of the consummation of the Transactions contemplated herein (and not any other event, whether occurring before or after the Closing) and not entered into by or at the direction of Buyer or any of its Affiliates; provided, that in no event shall the foregoing clauses include: (a) any contingent reimbursement obligations in respect of letters of credit, performance bonds, surety bonds and similar obligations of the Company; (b) any redemption premium, prepayment penalty or similar payment with respect to the capitalized leases described above to the extent such leases are not by their terms required to be repaid in full at the Closing; (c) payment of earn outs or similar contingent consideration in connection with the acquisition of any business or enterprise; or (d) any fees expenses, liabilities or obligations to the extent incurred by or at the direction of Buyer or otherwise relating to Buyer.

Schedule A – Page 3

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, and other indicia of source, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Trademarks”), (c) Internet domain names and social media accounts; (d) all works of authorship, copyrightable works, all copyrights and rights in databases, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (e) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (f) all Software.

“Intercompany Indebtedness” means any debt whatsoever between NFHI and the Company, which shall be eliminated by the Closing.

“Knowledge” as used in the phrase “to the Knowledge of the Company” “to the Company’s Knowledge, “to the NFHI’s Knowledge,”, “to the Knowledge of the NFHI,” or phrases of similar import means either the constructive or actual knowledge of any of the executives of the NFHI.

“Latest Balance Sheet” means the unaudited combined balance sheet of the Company and its Subsidiaries and certain Affiliates of the Company identified in the notes thereto.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Lien(s)” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority, easements, covenants, restrictions and security interests thereon.

“Litigation” means those litigation matters involving the Company, of which there are none.

“Management Team” has the meaning ascribed to in in the Preamble.

“Material Adverse Change” or “Material Adverse Effect,” when used with respect to the Company shall mean any material adverse change which, has had or could reasonably be expected to have an adverse effect on the financial condition, business, operations or assets of Company taken as a whole or the Business taken as a whole, other than changes or effects that are or result from occurrences relating to the United States economy generally or the United States health care industry generally.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company.

Schedule A – Page 4

“Ordinary Course of Business” means, with respect to any Person, (a) any action taken or not taken by such Person in the ordinary course of business consistent with past practice, and (b) any other action taken or not taken by such Person in response to the actual or anticipated effect on such Person’s business of COVID-19 or any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Entity, in each case with respect to this clause (b) in connection with or in response to COVID-19.

“Permitted Liens” means (a) Liens securing obligations under capital leases, (b) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects, irregularities in and other similar Liens of record affecting title to the property which do not materially impair the use or occupancy of such Real Property in the operation of the business of the Company or of its Subsidiaries as currently conducted thereon, (c) Liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith, (d) Liens in favor of suppliers of goods for which payment is not yet due or delinquent, (e) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carriers’ and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith, (f) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws, (g) Liens arising under municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, (h) in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof, (i) Securities Liens, (j) non-exclusive licenses to Intellectual Property, and (k) those Liens set forth on the Company Disclosure Schedule.

“Person” means any natural person, partnership, corporation, limited liability company, association, trust or other legal entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Preferred Stock” means the shares of Series B Preferred Stock, par value $0.001 per share, of the Parent, entitled to the rights, privileges and preferences set forth in the Certificate of Designation of the Series B Preferred Stock filed with the Delaware Secretary of State and effective and made a part of the Parent’s Certificate of Incorporation.

“Proceeding” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Requisite Parent Stockholder Approval” means any (i) stockholder approval contemplated by Nasdaq Listing Standard Rule 5635 with respect to the issuance of Shares by Parent to Sellers pursuant to the terms of this Agreement in contravention of the limitations imposed by such rule, and (ii) stockholder approval necessary with respect to the consummation of the SRM Transaction.

“Schedules” means the schedules to this Agreement.

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“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Software” means all computer software programs (and all versions, releases, fixes, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, application programming interfaces, and algorithms related thereto, whether in source code, object code or human readable form.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax” or “Taxes” means (i) all net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, environmental or other taxes, including all interest, penalties, assessments and additions imposed with respect to the foregoing, imposed by (or otherwise payable to) any Governmental Entity, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated group as defined in Section 1504 (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law) for any taxable period, and (iv) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, including by operation of Law.

“Tax Proceeding” means any audit, examination, claim or Proceeding with respect to Taxes.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) required to be filed with a Taxing Authority in connection with, or relating to, Taxes.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

Capitalized terms used in this Agreement shall have the definitions assigned to such terms elsewhere in this Agreement.

Schedule A – Page 6